Exhibit 2.1

Lattice Semiconductor Corporation
U.S. Bancorp Tower, 111 S.W. 5th Ave., Suite 700
Portland, Oregon 97204

September 13, 2017

VIA EMAIL
Canyon Bridge Acquisition Company, Inc.
c/o Canyon Bridge Capital Partners, LLC
228 Hamilton Avenue, 3rd Floor
Palo Alto, California 94301
Attention: Benjamin Chow, Ph.D.
Email: ben.chow@canyonbridge.com

Re: Notice of Termination of the Agreement and Plan of Merger

Reference is made to the Agreement and Plan of Merger, entered into among Lattice Semiconductor Corporation (the "Company"), Canyon Bridge Acquisition Company, Inc., a Delaware corporation ("Parent"), and Canyon Bridge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, dated as of November 3, 2016 and amended by Amendment No. 1 as of June 9, 2017 (as amended, the "Merger Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

Following CFIUS sending a report to the President of the United States requesting the President's decision with respect to the transactions contemplated by the Merger Agreement (the "Transactions"), on September 13, 2017, the President of the United States issued a non-appealable final order prohibiting the Transactions. Accordingly, pursuant to Section 8.01(b)(ii)(B) of the Merger Agreement, the Company hereby terminates the Merger Agreement.

Very truly yours,

LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ Darin G. Billerbeck
Name:	Darin G. Billerbeck
Title:	President and Chief Executive Officer

CC:
Jones Day	Jones Day
32nd Floor, China World Office 1	Silicon Valley Office
No.1 Jianguomenwai Avenue	1755 Embarcadero Road
Beijing 100004	Palo Alto, CA 94303
China	Attention:	Daniel R. Mitz
Attention: H. John Kao		Alain A. Dermarkar
Email: hjkao@jonesday.com	Email:	drmitz@jonesday.com
adermarkar@jonesday.com